Exhibit 16.1

March 27, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Bank of the James Financial Group, Inc.’s statements included under Item 9 (Changes in and Disagreements with Accountants on Accounting and Financial Disclosure) of its Form 10-K filed on March 27, 2024 and we agree with such statements concerning our firm.